Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 4, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of BackWeb Technologies Ltd. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the previously filed Registration Statements.

/s/ GRANT THORTON LLP

San Jose, CA
March 29, 2005